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FIFTH THIRD BANK AUTO RECEIVABLES TRUST 1996-B                      EXHIBIT 20
Monthly Statement to Certificateholders
Servicer:  The Fifth Third Bank
Trustee:  Harris Trust and Savings Bank


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                                              Collection Period:                          1-Dec-98          31-Dec-98
                                              Distribution Date:                         15-Jan-99

                                                                                                       Per $1,000 of
                                                                                                          Original
Statement for Class A and Class B Certificateholders Pursuant                                          Class A/Class B
  to Section 4.7 of the Pooling and Servicing Agreement                                               Certificate Amount
                                                                                                     -------------------
(i)    Principal Distribution
           Class A Certificate Amount                                               $ 6,491,454.94      $ 16.91170492
           Class B Certificate Amount                                               $   488,604.14      $ 16.91139900

(ii)   Interest Distribution
           Class A Certificate Amount                                               $   471,383.48      $  1.22806033
           Class B Certificate Amount                                               $    36,858.61      $  1.27573757

(iii)  Servicing Fee                                                                $    78,584.00      $  0.19039778

(iv)   Class A Certificate Balance (after principal distributions)                  $81,207,797.28
       Class A Pool Factor (after principal distributions)                               0.2115646
       Class B Certificate Balance (after principal distributions)                  $ 6,112,937.77
       Class B Pool Factor (after principal distributions)                               0.2115789

(v)    Total Pool Balance (end of Collection Period)                                $87,320,735.05

                                                                                  Current Period        Cumulative
                                                                                -------------------  -----------------

(vi)   Defaulted Receivables                                                        $   198,900.81      $7,516,528.97
       Liquidation Proceeds                                                             121,971.55       3,585,853.97
                                                                                ===================  =================
       Aggregate Net Losses                                                         $    76,929.26      $3,930,675.00
                                                                                ===================  =================

(vii)  Aggregate Principal Balance of Receivables
         Repurchased by Seller or Servicer:
           Principal Portion                                                        $           --
           Interest Portion                                                         $           --

(viii) Class A Interest Carryover Shortfall                                         $           --
       Class B Interest Carryover Shortfall                                         $           --
       Class A Principal Carryover Shortfall                                        $           --
       Class B Principal Carryover Shortfall                                        $           --

(ix) Reserve Account Balance (after giving effect to payments made
           on the Distribution Date)                                                $ 6,191,038.65

(x) Specified Reserve Account Balance (after giving effect to payments
           made on the Distribution Date)                                           $ 6,191,038.65
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